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                                                                   EXHIBIT 10.48

                     EXECUTIVE OFFICER COMPENSATION SUMMARY

     Momenta Pharmaceuticals, Inc.'s (the "Company") executive officers consist of: (i) Alan L. Crane, Chairman, President and Chief Executive Officer; (ii) John Bishop, Vice President, Pharmaceutical Sciences and Manufacturing; (iii) Steven B. Brugger, Vice President, Strategic Product Development; (iv) Richard
P. Shea, Vice President, Chief Financial Officer; (v) Ganesh Venkataraman, Vice President, Technology; and (vii) Susan K. Whoriskey, Vice President, Licensing and Business Development.

     The compensation structure for executive officers of the Company consists of three components: base salary, a discretionary annual cash bonus and stock options.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     The Company has entered into employment agreements with Alan L. Crane, Ganesh Venkataraman and Susan K. Whoriskey. The annual salary, severance and termination provisions of such agreements are as follows:

     ALAN L. CRANE

     The Company entered into an employment agreement with Mr. Crane, dated March 15, 2002. Pursuant to this agreement, Mr. Crane is to receive an annual base salary of $370,000, subject to annual increases upon review by the Compensation Committee of the Board of Directors (the "Committee"). In connection with the execution of the agreement, the Company paid Mr. Crane a bonus of $106,585 on March 15, 2002.

     Under Mr. Crane's agreement, either the Company or Mr. Crane may terminate his employment at any time, subject to continuation of salary payment and benefits for one year if the Company terminates Mr. Crane's employment without cause or Mr. Crane terminates his employment for good reason. If, however, Mr. Crane commences full-time employment or enters into a consulting arrangement during the period of time for which the Company is providing severance benefits to Mr. Crane, then the Company's cash severance payments to Mr. Crane will be reduced by the amount of any cash compensation Mr. Crane earns in his new employment or consulting arrangement. In addition, the Company will have no obligation to provide for benefits so long as the quality of the benefits provided by the new employer are equivalent or superior to the benefits provided by the Company.

     SUSAN K. WHORISKEY

     The Company entered into an employment agreement with Dr. Whoriskey, dated April 10, 2002. Pursuant to this agreement, Dr. Whoriskey is to receive an annual base salary of $180,000, subject to increases upon review at least once every six months. Under the agreement, either the Company or Dr. Whoriskey may terminate her employment at any time, subject to continuation of salary payment and benefits for three months if the Company terminates Dr. Whoriskey's employment without cause or Dr. Whoriskey terminates her employment for good reason.

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     GANESH VENKATARAMAN

     The Company entered into an employment agreement with Dr. Venkataraman, dated June 13, 2001, which was amended and restated on April 10, 2002. Pursuant to this agreement, Dr. Venkataraman is to receive an annual base salary of $205,000, subject to increases upon review at least once every 12 months. Under the agreement, as amended, either the Company or Dr. Venkataraman may terminate his employment at any time, subject to continuation of salary payment and benefits for three months if the Company terminates Dr. Venkataraman's employment without cause or Dr. Venkataraman terminates his employment for good reason.

COMPENSATION POLICY

     The Committee seeks to establish base salaries for each position and level of responsibility that are competitive with those of executive officers at other emerging pharmaceutical companies. Annual cash and equity bonuses are awarded to executive officers based on their achievements against a stated list of objectives developed at the beginning of each year by senior management and the Committee. All executive officers are awarded option grants upon joining the Company that are competitive with those at comparable emerging pharmaceutical companies. In addition, the Committee may award additional stock option grants annually. When granting stock options, the Committee considers the recommendation of the Company's Chief Executive Officer and the relative performance and contributions of each executive officer.

EXECUTIVE OFFICER COMPENSATION FOR 2005

     The Committee approved the following compensation, including base salary (effective January 1, 2005) to be paid to the Company's executive officers:

     - MR. CRANE. The Committee approved a $92,500 bonus to be paid in 2005 based on Mr. Crane's 2004 achievements, as well as the grant of an additional option to purchase 25,000 shares of the Company's common stock. Mr. Crane's based salary remains unchanged and is currently $370,000.

     - MR. BISHOP. The Committee approved a $20,000 bonus to be paid in 2005 based on Mr. Bishop's 2004 achievements. Mr. Bishop's annual salary remains unchanged and is currently $195,000.

     - MR. BRUGGER. The Committee approved a $21,600 increase in Mr. Brugger's salary for 2005, as well as a $48,000 bonus to be paid in 2005 based on Mr. Brugger's 2004 achievements and the grant of an additional option to purchase 25,000 shares of the Company's common stock. As a result of the increase, Mr. Brugger's salary is now $261,600.

     - MR. SHEA. The Committee approved an $8,000 increase in Mr. Shea's salary for 2005, as well as a $36,000 bonus to be paid in 2005 based on Mr. Shea's 2004 achievements. and the grant of an additional option to purchase 11,250 shares of the

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         Company's common stock. As a result of the increase, Mr. Shea's salary is now $208,000.

     - DR. VENKATARAMAN. The Committee approved a $35,000 increase in Dr. Venkataraman's salary for 2005, as well as a $50,012 bonus to be paid in 2005 based on Dr. Venkataraman's 2004 achievements and the grant of an additional option to purchase 25,000 shares of the Company's common stock. As a result of the increase, Dr. Venkataraman's salary is now $240,000.

     - DR. WHORISKEY. The Committee approved a $7,200 increase in Dr. Whoriskey's salary for 2005, as well as a $32,400 bonus to be paid in 2005 based on Dr. Whoriskey's 2004 achievements and the grant of an additional option to purchase 11,250 shares of the Company's common stock. As a result of the increase, Dr. Whoriskey's salary for 2005 is now $187,200 (prorated by a factor of 0.9 of FTE).